 Filed Pursuant to Rule 433 of the Securities Act of 1933
Registration Statement No. 333-241454
Issuer Free Writing Prospectus dated August 14, 2020

chf solutions

Corporate Presentation
(NASDAQ: CHFS)
August 2020

Safe Harbor Statement

This presentation contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities and Exchange Act, as amended regarding our plans, expectations, beliefs, estimates, goals and outlook for the future that are intended to be covered by the Private Securities Litigation Reform Act of 1995. Except for statements of historical fact, all forward-looking statements are management's present expectations and are not guarantees of future events and are subject to a number of known and unknown risks and uncertainties and other factors that may cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "could," "would," "should," "plan," "predict," "potential," "project," "promising," "expect," "estimate," "anticipate," "intend," "goal," "strategy," "milestone," and similar expressions and variations thereof. Various factors could cause actual results to differ materially from these statements including our ability to execute on our commercial strategy and to grow our Aquadex™ business, the possibility that we may be unable to raise sufficient funds necessary for our anticipated operations, our post-market clinical data collection activities, benefits of our products to patients, our expectations with respect to product development and commercialization efforts, our ability to increase market and physician acceptance of our products, potentially competitive product offerings, intellectual property protection, our expectations regarding anticipated synergies with and benefits of the Aquadex FlexFlow® business, our business strategy, market size, potential growth opportunities and the other risks set forth under the caption "Risk Factors" and elsewhere in our periodic and other reports filed with the U.S. Securities and Exchange Commission ("SEC"), including our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and subsequent reports. We are providing this information as of the date of this presentation we undertake no obligation to update any forward-looking statements contained in this presentation as a result of new information, future events or otherwise. Although the Company believes that the forward-looking statements are reasonable and based on information currently available, it can give no assurances that the Company's expectations are correct. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

This presentation also contains estimates and other statistical data made by independent parties and by us relating to market shares and other data about our industry. These data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates.

The trademarks included herein are the property of the owners thereof and are used for reference purposes only. Such use should not be construed as an endorsement of such products.

Aquadex FlexFlow® is a registered trademark of CHF Solutions, Inc.
Aquadex™ and Aquadex SmartFlow™ are trademarks of CHF Solutions, Inc.

Risk Factors

Investing in our securities includes a high degree of risk. You should consider carefully the specific factors discussed below, together with all of the other information contained in our SEC filings. If any of the following risks actually occurs, our business, financial condition, results of operations and future prospects would likely be materially and adversely affected. This could cause the market price of our securities to decline and could cause you to lose all or part of your investment. Risks include but are not limited to:

- We have a limited history of operations and limited experience in sales and marketing, and we might be unsuccessful in increasing our sales and cannot assure you that we will ever generate substantial revenue or be profitable.
- Our near-term prospects are highly dependent on revenues from a single product, the Aquadex system. We face significant challenges in expanding market acceptance of the Aquadex system, which could adversely affect our potential revenues.
- We do not have commercial manufacturing experience and could experience difficulties in producing commercial volumes of the Aquadex system and related components or may need to depend on third parties for manufacturing.
- We believe that we will need to raise additional capital to fund our operations beyond 2020. If additional capital is not available, we will have to delay, reduce or cease operations.
- We depend upon third-party suppliers, including single source suppliers, making us vulnerable to supply problems and price fluctuations.
- If we cannot develop adequate distribution, customer service and technical support networks, then we may not be able to market and distribute the Aquadex system effectively and our sales will suffer.
- The competition for qualified personnel is particularly intense in our industry. If we are unable to retain or hire key personnel, we may not be able to sustain or grow our business.
- The company may face significant risks associated with international operations, which could have a material adverse effect on business, financial conditions and results of operations.
- The COVID-19 outbreak and other public health threats or outbreaks of communicable diseases could have a material adverse effect on our operations and overall financial performance
- Nasdaq may delist our common stock from its exchange which could limit investors' ability to make transactions in our securities and subject us to additional trading restrictions.
- The company is a "smaller reporting company" under federal securities laws and the company cannot be certain whether the reduced reporting requirements applicable to such companies will make the common stock less attractive to investors.

Statement about Free Writing Prospectus

This presentation highlights basic information about us and the offering. Because it is a summary that has been prepared solely for informational purposes, it does not contain all of the information that you should consider before investing in our company. Except as otherwise indicated, this presentation speaks only as of the date hereof.

This presentation does not constitute an offer to sell, nor a solicitation of an offer to buy, any securities by any person in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation.

Neither the Securities and Exchange Commission (the "SEC") nor any other regulatory body has approved or disapproved of our securities or passed upon the accuracy or adequacy of this presentation. Any representation to the contrary is a criminal offense.

This presentation includes industry and market data that we obtained from industry publications and journals, third-party studies and surveys, internal company studies and surveys, and other publicly available information. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe the industry and market data to be reliable as of the date of this presentation, this information could prove to be inaccurate. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. In addition, we do not know all of the assumptions that were used in preparing the forecasts from the sources relied upon or cited herein.

We have filed a Registration Statement on Form S-1 with the SEC, including a preliminary prospectus dated August 6, 2020 (the "Preliminary Prospectus"), with respect to the offering of our securities to which this communication relates. Before you invest, you should read the Preliminary Prospectus (including the risk factors described therein) and, when available, the final prospectus relating to the offering, and the other documents filed with the SEC and incorporated by reference into the Preliminary Prospectus, for more complete information about us and the offering. You may obtain these documents, including the Preliminary Prospectus, for free by visiting EDGAR on the SEC website at http://sec.gov.

Alternatively, we or any underwriter participating in the offering will arrange to send you the prospectus if you request it by contacting Ladenburg Thalmann & Co. Inc., Attn: Prospectus Department, 277 Park Avenue, 26th Floor, New York, NY 10172, by calling (212) 409-2000 or by email at prospectus@ladenburg.com.

Our Vision

CHF Solutions is dedicated to changing the lives of patients suffering from fluid overload through science, collaboration, and innovation.



Addressable Target Segments

➢ **We transitioned from a primary focus on the chronic needs in heart failure to the acute needs in cardiac surgery and pediatric care**

Pediatric

- Renal Replacement
- Heart Disease
- Cardiac Surgery
- Transplants
- ECMO

Fully Commercialized for Pediatric Patients ≥ 20 kg as of Q2

Critical Care

- **CV Surgery (VAD, CABG, HV)***
- Liver (Transplant, Disease)
- Sepsis
- Adult ECMO
- COVID-19

**strategic entry point*

Generating Growing Revenue

Heart Failure

- Inpatient
- Outpatient

Commercialization

2020 Key Milestones

Key Milestones	Expected Timing
▪ FDA 510(k) clearance of: o Expanded use in pediatric population (≥ 20kg) o Next generation Aquadex SmartFlow™ console	**Completed**
▪ Receive CE mark for Aquadex SmartFlow	**Completed**
▪ U.S. pediatric market introduction of Aquadex SmartFlow	**Completed**
▪ Expanded clinical study results of aquapheresis in tandem with extracorporeal membrane oxygenation (ECMO) in pediatric patients	Q3 2020
▪ Abington-Jefferson retrospective single-center heart failure study to be published at Heart Failure Society of America (HFSA)	Q3 2020
▪ RenalSense Clarity RMS Launch	Q3 2020
▪ Submit CPT code application for ultrafiltration using Aquadex SmartFlow	Q4 2020
▪ Final publication of therapy into advanced liver disease (pre & post transplant) at Mt. Sinai Hospital.	Q4 2020
▪ Methodist Le Bonheur Healthcare System retrospective study on quality improvement measurements including LOS and readmissions out to 60-days. ACC abstract	Q4 2020

Next Generation Aquadex

Now Fully Commercialized

aquadex SmartFlow™



Simple	Easy set-up and monitoring allowing for a 4:1 nurse to patient ratio
Flexible	Deliver safe and precise therapy with the ability to adjust the fluid removal rate and volume to meet each patient's clinical need
Smart	**Filter Alert** prompts action to extend life and reduce therapy time **Hct** informs therapy triage and termination decisions **Sv02** to help determine the amount of oxygen delivered to the body and guide therapy decisions **Track fluid removed** more easily than today's manual process

New ease of use and diagnostic features that provide therapeutic insights are expected to result in ***greater account penetration*** *(more consoles per account)* ***and utilization*** *(more circuits per console)*

Competitive Landscape

➢ Aquadex SmartFlow offers a new and differentiated treatment in critical underserved markets:

	Ultrafiltration (Dedicated)	Pediatrics Ultrafiltration	Critical Care – Continuous Renal Replacement Therapy ("CRRT")
chf solutions	**U.S. / Int'l Approval**	**U.S. / Int'l Approval (≥20 kg)**	**Potential for more effective treatment with Aquadex**
Baxter	-	-	U.S. / Int'l Approval
FRESENIUS	-	-	U.S. / Int'l Approval
B BRAUN SHARING EXPERTISE	-	-	Int'l Approval No US Approval
Medtronic	Int'l Approval No US Approval	Int'l Approval US Approval (2.5-10 kg) Not Commercialized	Int'l Approval No US Approval
NIKKISO	-	-	Int'l Approval No US Approval

chf solutions

Pediatric Opportunity



"For our babies born with diseased or absent kidneys, Aquadex has given them a chance at life because in the past, there were no options to treat these patients."

Kara Short, MSN, CRNP, NICU nurse practitioner at Alabama Children's Hospital

Pediatrics: Providing a Solution in an Underserved Market

- **Aquadex System for ultrafiltration is currently being prescribed by physicians to treat various pediatric conditions**

Acute

- Kidney replacement therapy (11,000 patients/yr)[1]
- Cardiac surgery (10,000 procedures/yr)[2]
- Extracorporeal membrane oxygenation (ECMO) therapy (6,000 procedures/yr)[3]
- Solid organ transplantation (2,000 procedures/yr)[4]

Chronic

- Heart Disease (12,000 patients/yr)[5]


aquadex

Fully Commercial since the 510(k) label expansion was received in February 2020

1. https://www.ncbi.nlm.nih.gov/pubmed/23833312
2. https://www.cdc.gov/ncbddd/heartdefects/data.html
3. https://www.ncbi.nlm.nih.gov/pubmed/23246046.
4. https://www.organdonor.gov/about/donors/child-infant.html.
5. http://www.heartviews.org/article.asp?issn=1995-705X;year=2016;volume=17;issue=3;spage=92;epage=99;aulast=Jayaprasad

Aquadex is Providing Pediatric Patients at High Risk of Mortality an Opportunity at Life

Patient's Weight	Survival Rate with Aquadex
< 10kg	**60%**
10kg – 20kg	**100%**
> 20kg	**97%**

Attributes	Grp 1: <10 kg	Grp 2: 10-20kg	Grp 3: >20 kg
# of patients	N=72	N=13	N=34
Median age	19 days	26 months	190 months
Median weight at therapy onset	4.1 kg	15.1 kg	60.1 kg
Primary disease	43% kidney 29% cardiac	54% kidney 31% other	38% kidney 38% cardiac
Predominant indication	46% Volume overload	54% Volume overload	91% Volume overload
Common modality	67% CVVH	62% CVVH	92% SCUF
Median blood flow rate, ml/min	40	40	40
Median # days on UF	9	7	1
Median # of circuits	4	3	2
Cardioresp. support at initiation (or w/ complications at initiation)	3%	7%	0%
Survival at end of treatment	43 (60%)	13 (100%)	33 (97%)
Survival at hosp discharge	23 (32%)	11 (85%)	23 (68%)
Survival at 1-yr	12 (52%)	8 (73%)	14 (67%)
Most prevalent complications	Transient hypotension (30), filter clot (37)	Transient hypotension (3), filter clot (9)	Transient hypotension (4), filter clot (6)

Group 1 patients would traditionally not receive any kind of therapy

Clinical Data Overview: Patients who received therapy with Aquadex FlexFlow from January 2012 – March 2018 (n=119 admissions, 884 circuits); Three centers: Children's of Alabama, Cincinnati Children's Hospital and Seattle Children's Hospital (Menon S. et al. CJASN. August 28, 2019)

Subject to FDA 510(k) clearance for pediatric use

Children's of Alabama – Pioneer of Aquadex Use in Pediatrics

- Pediatric use of the Aquadex System was first introduced at Children's of Alabama in 2016 by Dr. David Askenazi[1]
- Today, 97% of therapy initiations occur without hemodynamic changes, meaning that the hospital gets pediatric patients on the machine safely[2]

Sample Pediatric Patient Case Study[3]	
Age	2.5 years
Average Weight for Age	30 lbs.
Actual Weight with Fluid Overload	50 lbs.
Prior to Aquadex Treatment	▪ Nephrotic syndrome ▪ No response to diuretics or other therapies ▪ Unable to walk ▪ Potential risk to heart and lung function
Aquadex Treatment	▪ Daily treatment for 2 weeks
Result	▪ Removal of 20 lbs. of fluid

Children critically ill with fluid overload from heart failure, liver failure and sepsis have also benefitted from the use of Aquadex FlexFlow[1]

1. Aquadex FlexFlow® modified for pediatric use by staff at Children's of Alabama without promotion or training by CHF Solutions
2. Birmingham Medical News "Adapting Technology Saves Tiny Patients"; December 17, 2019
3. Sample patient case study. Individual clinical results may vary

Growing Pediatric Pipeline

In Q2 we added 38 new pediatric accounts to the pipeline after receiving 510(k) clearance for use in pediatric patients ≥ 20kg



# of Pediatric Accounts
70
60
50
40
30
20
10
0
158% increase in # of pediatric accounts
24
62
Q1' 20
Q2' 20

Pediatric Pipeline

We have an extensive backlog of interest from pediatric centers wanting to adopt the Aquadex for use in pediatrics.

Aquadex Purchased

Phase 0 – Priority Target (42) → **Phase 1** – Initiated Contact (45)[1] → **Phase 2** – Approval (7)[2] → **Phase 3** – Implementation (5)[3] → **Phase 4** – Adoption (5)[4]

Phase 0 – Priority Target (42)

City / State	City / State
Charlotte, NC	Mesa, AZ
Charlotte, NC	Torrance, CA
Charleston, SC	Sacramento, CA
Mobile, AL	Madera, CA
Memphis, TN	Loma Linda, CA
St. Louis, MO	Oakland, CA
Newark, NJ	Los Angeles, CA
Boston, MA	Pasadena, CA
Cleveland, OH	Long Beach, CA
Cleveland, OH	San Diego, CA
Philadelphia, PA	New Orleans, LA
Morristown, NJ	New Orleans, LA
Philadelphia, PA	San Antonio, TX
Baltimore, MD	San Antonio, TX
Park Ridge, IL	Portland, OR
Chicago, IL	Portland, OR
Chicago, IL	Las Vegas, NV
Peoria, IL	Albuquerque, NM
Iowa City, IA	Boise, ID
Kansas City, MO	Salt Lake City, UT
Phoenix, AZ	Los Angeles, CA

Phase 1 – Initiated Contact (45)[1]

City / State	City / State
Colorado Springs, CO	St. Louis, MO
Corpus Christi, TX	Akron, OH
Dallas, TX	Milwaukee, WI
Houston, TX	Madison, WI
Houston, TX	Sioux Falls, SD
Gainesville, FL	Tulsa, OK
Grand Rapids, MI	Lexington, KY
Indianapolis, IN	Little Rock, AR
Kansas City, MO	Columbia, SC
Iowa City, IA	Aurora, CO
Washington D.C.	Norfolk, VA
New York, NY	Oklahoma City, OK
Atlanta, GA	Charlottesville, VA
Savannah, GA	Baltimore, MD
Macon, GA	Chicago, IL
Durham, NC	Rochester, MN
Chapel Hill, NC	Detroit, MI
Tampa, FL	Ann Arbor, MI
Coral Terrace, FL	Chattanooga, TN
Orlando, FL	Nashville, TN
Tampa, FL	Dallas, TX
Memphis, TN	Richmond, VA
Memphis, TN	

Phase 2 – Approval (7)[2]

City / State
Chicago, IL
Columbus, OH
Pittsburg, PA
Houston, TX
Minneapolis, MN
San Diego, CA
Norfolk, VA

Phase 3 – Implementation (5)[3]

City / State
Dayton, OH
Philadelphia, PA
Wilmington, DE
St. Louis, MO
Miami, FL

Phase 4 – Adoption (5)[4]

City / State
Birmingham, AL
Cincinnati, OH
Hollywood, FL
Seattle, WA
Palo Alto, CA

1. Center contacted CHFS and communication has been established
2. Clinical training scheduled and necessary product purchased
3. Clinical staff trained and therapy has started
4. Therapy being used on a regular basis

chf solutions

Joe DiMaggio Children's Hospital Uses Aquadex FlexFlow In Tandem With ECMO In Pediatric Patients

- **Extracorporeal Membrane Oxygenation (ECMO) is an advanced form of life support that does the work of the heart and lungs when those organs are failing**
- **Children with cardiopulmonary failure requiring ECMO are at risk for fluid overload; it has been shown that survival in the ICU is inversely proportional to fluid overload[1]**

Sample ECMO + Aquadex Pediatric Patient Case Study[1,2]	
Age	4 years
Indication for ECMO	Septic Shock due to Streptococcus Pyogenes
Indication for AQ	Fluid Removal because of AKI stage 3
Outcome	▪ Initiated AQ on ECMO day 3 ▪ Remove ECMO and AQ on ECMO day 4 ▪ Transferred out of PICU on hospital day 13
Aquadex Treatment	▪ 17 hours
Result	▪ Patient discharged home on hospital day 18

The use of Aquadex FlexFlow provides a simplified and safe form of fluid removal with minimal impact on ECMO therapy and renal function[1]

1. Aquapheresis (AQ) in Tandem with Extracorporeal Membrane Oxygenation (ECMO) in Pediatric Patients; J Extra Corpor Technol. 2019;51:163–8
2. Sample patient case study. Individual clinical results may vary

Critical Care Opportunity

"Acute kidney injury is a significant risk for critically ill patients with COVID-19. Adequate access to dialysis equipment is a growing concern as is the growing number of patients who need fluid removal but are poor candidates for traditional dialysis. We see ultrafiltration as a valuable treatment in both instances and are seeing a clear benefit to including Aquadex therapy as a vital part of our armamentarium to treat COVID-19."

Dr. Maria DeVita, M.D., FACP, FASN (Lenox Hill Hospital, NY, NY)

Critical Care: Ultrafiltration Critical to Success in Fluid Overloaded, Critically Ill Patients

- Many large-volume hospitals use Aquadex as a treatment for fluid overload in the ICU setting
- The clinical reason for fluid overload in critically ill patients is related to the requirement for fluid resuscitation (infusion of fluids to maintain hemodynamics)
- In a retrospective study of Aquadex utilization at Lenox Hill Hospital in NYC, 23 patients were treated safely in situations, other than heart failure, without effecting renal function[1]

Hospital Location Where Aquadex is Used in Critically Ill Patients[1]	Indications for Prescribing Aquadex in Critically Ill Patients[1]
• Cardiothoracic Intensive Care Unit (ICU)	• Cardiogenic shock, including post CTS
• Critical Care Unit	• Anasarca (general tissue fluid accumulation)
• Medical ICU	• Acute Tubular Necrosis (ATN) with volume overload
• Surgical ICU	• End-stage renal disease between hemodialysis
	• Post-operative volume overload

1. Aquapheresis: An Institutional Experience at Lenox Hill Hospital (Abstract presented a the 2019 ANS)

Critical Care Growth Opportunities

	STATUS	Est. Market Size	
Cardiac Surgery (Valves, CABG)	Current commercialization efforts	520,000 patients/year[1]	*Near-Term Opportunities*
Liver Transplants	Ongoing single center prospective study of therapy in advanced liver disease	8,000 patients/year[2]	*Near-Term Opportunities*
VAD	- Emerging use in indication - Actively targeting U.S. and European centers	4,000 patients/year[3]	*Near-Term Opportunities*
Sepsis Liver Disease Adult ECMO	- Emerging use in indication - Independent clinical data being generated	Evaluating market Sepsis 1.7m patients/year[4] Liver Disease 650,000 patients/year[5] Adult ECMO 120,000 patients/year[6]	*Long-Term Opportunities*

Additional Potential Markets

- *General trauma*
- *Burns*
- *Other solid organ transplants*

1. https://www.grandviewresearch.com/industry-analysis/coronary-artery-bypass-graft-cabg-market
2. https://www.healthline.com/health/liver-transplant-survival
3. Grand View Research. Market Research Report. 2015;978-1-68038-603-5.
4. https://www.ncbi.nlm.nih.gov/pmc/articles/PMC6557150/
5. https://www.ncbi.nlm.nih.gov/pubmed/25291348
6. https://www.ncbi.nlm.nih.gov/pubmed/30247176

chf solutions

Ultrafiltration for Fluid Management in COVID-19 Patients



Clinical Course of COVID-19

COVID-19 in the ICU
- Fluid Resuscitation
- Volume Management Strategy to Prevent Fluid Overload

Asymptomatic → Pneumonia → Acute Respiratory Distress Syndrome → Multiple Organ Failure

Clinical Benefits

COVID-19 patients admitted to the ICU may present or develop respiratory failure, heart related issues, and/or some degree of acute kidney injury (AKI)

- Aquadex is used to remove excess fluid which helps to improve heart, lung, kidney function
- Effective management of fluid status in COVID-19 patients can reduce ventilation time, reduce length of stay, and improve mortality rates

Resource Benefits

- Aquadex allows for a 4:1 patient to nurse ratio due to its ease of use.
- Nurse does not need to remain by the patient's bedside for the entire treatment, enabling multiple patients to be served
- Aquadex positively impacts supply chain resources by preserving vital staff, equipment, and supplies for patients who require dialysis

Acute Need in Cardiac Surgery: Fluid Overload is Associated with Greater Mortality

Fluid Overload is Associated with 300% Increase in 90 Day Mortality Rates Post CV Surgery

- Retrospective analysis on 1,358 patients who underwent cardiac surgery
- Greater amount of IV fluid during cardiac surgery associated with *three-fold increase* in mortality at 90 days



90-day mortality by intravenous fluid median
1.000
0.975
0.950
0.925
0.900
0
10
20
30
40
50
60
70
80
90
Survival (days)
Survival rates with No Excess Fluid
Survival rates with Excess Fluid
IVF <= Median
IVF > Median

Source: Pradeep, A. et al. HSR Proc IC and Car An. 2010 Mar; 2(4): 287-296

chf solutions

Aquadex Provides Significant Clinical and Economic Benefits in CV Surgery

- Ultrafiltration reduces duration of assisted ventilation post cardiac surgery[1,2,3]
- Ultrafiltration associated with decreases in certain post-operative complications[4,5,6,7]
- Aquadex not considered renal replacement therapy from a quality reporting standpoint
- No Nephrology consultation required to prescribe Aquadex FlexFlow
- Featured sponsorship of CV usage discussion at Society of Thoracic Surgeons by Daniel Beckles, M.D., Ph.D.


FLUID OVERLOAD IN POST SURGICAL PATIENTS
A STEP TOWARDS PREDICTABLE AND PRECISE FLUID REMOVAL
Physicians face the daily challenge of managing fluid in post-op CV surgical patients. The Aquadex FlexFlow System allows for predictable and precise fluid removal with no significant changes to electrolytes.
READMISSION
Occurs in nearly 20% of patients after cardiac surgery and accounts for an additional 5 days in the hospital1
FLUID OVERLOAD
Accounts for 13.5% of readmissions, ranking 3rd most common cause within 30 days and 1st most common cause after 30 days1
Contributes to renal dysfunction, arrhythmias, and infection2
Associated with increased mortality and ICU length of stay2
chf solutions

1. Luciani GB, et al. Circulation. 2001 Sep 18;104(12 Suppl 1): I253-I259. 2. Kiziltepe, U, et al. Ann Thorac Surg. 2001 Feb;71(2): 684-93. 3. Grunenfelder et al. Eur J of Cardio-Thoracic surgery. 2000; 17:77-83. 4. Sahoo TK, et al. Indian J Thorac Cardiovas Surg. 2007 Jun;23(2):116-124. 5. Boodhwani M et al. Eur J Cardiothorac Surg. 6. Torina et al. J of Thorac Cardiovasc Surg. 2012;144:663-70. 7. Papadppoulos et al. Perfusion. 2013;28:306-14.

RenalSense Opportunity
Strategic Distribution Agreement

RenalSense Clarity RMS Opportunity

Early identification and treatment of Fluid Overload (FO) and Acute Kidney Injury (AKI) is vital in reducing complications and mortality in critically ill patients, such as:

- High Mortality[1,2,3]
- High Clinical Complications[2,4,5]
- High Hospital Lengths of Stay[6,7]
- High Readmissions[7,8]

The Problem

Tracking renal function in the ICU is dependent on occasional manual measurement of urine output and monitoring of Serum Creatinine (SCr) levels.

- SCr is regarded as a late indicator of loss of renal function[9]

The Solution

Continuous monitoring of urine output associated with:

- Improved/earlier detection of AKI[10]
- Determining insufficient diuretic response
- Earlier intervention with alternative therapies (i.e. Ultrafiltration therapy with Aquadex System)



1) Pradeep, A. et al. HSR Proc IC and Car An. 2010 Mar; 2(4): 287-296. 2) Felker MG, et al. N Engl J Med 2011; 36:797-805. 3) Case J, et al. Crit care Res Pract. 2013:479730-479742. doi: 10.1155/2013/479730. 4) Haywood JT, et al. Journal of Cardiac Failure Vol. 13 No. 6 2007. 5) Mariscalco G, et al. Ann Thorac Surg. 2011; 92-1539-47.5. 6) Stein, A. et al. Critical Care. 2012 May 31;16(R99): 1-9. 7) Costanzo MR, et al. J Am Coll Cardiol. 2017;69(19):2428-2445. 8). 9) Slocum, JL. Transl Res. 2012 April ; 159(4): 277–289. doi:10.1016/j.trsl.2012.01.014. 10) Kui Jin, et al. 152#5 CHEST November 2017. Iribarne A, et al. Ann Thorac Surg. 2014 Oct; 98(4): 1274-80

chf solutions

RenalSense Clarity RMS Synergy with Aquadex

Clarity RMS enables:

- Continuous monitoring of urine flow for early detection of changes in renal function
- Alerts medical team regarding low urine flow rates so additional clinical action can be initiated

Ultrafiltration with Aquadex:

- Safely and predictably remove excess fluid in patients where medical management has failed
- Re-establish euvolemia and decrease hospital length of stay when initiated early[1]



Clarity
RMS



1) Costanzo MR, et al. J of Am Coll Cardiol. 2005;46(11):2047-2051.

chf solutions

chf solutions

Heart Failure Opportunity

Heart Failure (“HF”) – Opportunity in the 30 Days Readmission Patient Population



- **Over 1 million heart failure (“HF”) hospitalizations annually in the US and 90% of these are due to fluid overload[1]**
  - 68% show sub-optimal response, 40% exhibiting diuretic resistance (“failure”)[3]. Nearly 50% of patients are discharged with residual excess fluid[1]
  - Worsening heart failure with increased mortality after discharge[1]
- **Several publications support the use of Aquadex to lower re-hospitalization rates in CHF patients[1]**
  - Per patient savings of $3,975 over 90 days when Aquadex FlexFlow is used compared to diuretics[2]
- **Expect to submit CPT code application for ultrafiltration in Q4 2020 using Aquadex SmartFlow, which will provide access to the outpatient market**

2019			2020	2021	2022
Q2: Attended CPT Editorial Panel Meeting	Q3: Gained support of specialty societies for application	Q4: ACC Coding Committee recommended aquapheresis using Aquadex for CPT code	Q4: Submit CPT code application	Q3: Notification of new CPT code (if approved)	Q1: Effective date of new CPT code (if approved)

1. Costanzo MR, et al., J Am Coll Cardiol., 2017; 69: 2428-45 2. Costanzo MR et al., Poster presented at ISPOR 23rd Annual International Meeting, May 19-23, Baltimore, MD, USA. 3. Testani, Circ Heart Failure, 2016;9:e002370

Expanding Commercial Distribution



CANADA
UNITED STATES
RUSSIA
KAZAKHSTAN
MONGOLIA
CHINA
INDIA
BRAZIL
AUSTRALIA
ALGERIA
LIBYA
SUDAN
VENEZUELA
COLOMBIA
PERU
BOLIVIA
ARGENTINA
IRAN
MALAYSIA
INDONESIA

- United States direct sales team of 13 sales territories and 14 clinical education specialists
- Distribution partners in United States, Brazil, UK, Spain, Germany, Italy, Austria, Greece, Israel, United Arab Emirates, India, Thailand, Singapore, Switzerland, & Hong Kong

Financials & Capitalization

Financial Metrics

Quarterly Revenue $ in 000s



$2,000
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$-
49% increase
$1,252
$1,367
$1,630
$1,863
Q3 19
Q4 19
Q1 20
Q2 20

COVID-19 Impact on Mix



100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
22%
78%
20%
80%
33%
67%
16%
12%
72%
34%
19%
47%
Q2
Q3
Q4
Q1
Q2
Critical Care/HF
Pediatrics
COVID-19

Comments

- Q3 2019: clinical pediatric publication
- Q3-Q4 2019: commenced salesforce restructuring and refocus to cardiac surgery and pediatrics
- 2020:
  - Pediatric 510 (k) late February 2020
  - COVID-19 pandemic
  - All territories fully staffed

chf solutions

Capitalization table (updated through 8/14/2020)

- **Cash:** $7.8M as of June 30, 2020; $1.8M warrant cash proceeds received after quarter end
- **No Debt**

Capitalization as of August 14, 2020	
Common Shares Outstanding (Nasdaq CHFS)	**50,111,116**
Series F Convertible Preferred (1)	450,090
March, April, May 2020 warrants (2)	8,525,446
January 2020 warrants (exercise price at $0.30) (3)	3,913,058
Other warrants (4)	4,582,752
Options (weighted average exercise price $50.76)	477,213
Fully Diluted Shares	**68,059,675**

(1) From November 2017 offering. Convertible at $0.30 per share, anti-dilution rights below $0.30
(2) Consists of 1,798,940 warrants at $0.41, exp 11/25, 2,565,114 warrants at $0.3715 exp 10/25, 4,161,392 warrants at $0.3726, exp 9/25
(3) Warrants have price protection below $0.30. Expire Jan 2025
(4) Consists of 575,830 warrants at $1.41, expire Apr 2025; 1,219,076 warrants at $0.99, expire May 2025; 2,365,714 warrants at $5.25, expire March 2024; 277,161 warrants exercisable at $29.68, expiring Nov 2024; 9,494 warrants exercisable at $63.0, expiring Nov 2024; and 35,477 warrants exercisable at a weighted average exercise price of $367.89, expiring Feb 2022-Feb 2025. No anti-dilution rights.

chf solutions

CHF Solutions Investment Considerations

- **Medical device company with near- and long- term growth opportunities:**
  - **Pediatrics:** providing a solution to an underserved market
  - **Cardiac Surgery, Critical Care & COVID-19:** Leveraging acute need to reduce mortality and drive adoption with clinical/economic benefits
  - **Heart Failure:** Largest market opportunity. Increasing focus in outpatient hospital clinics and leveraging Tampa VA outpatient clinical study

- **Sales force focus on new underserved market opportunities**

- **Anticipated key milestones in 2020 including, but not limited to:**
  - Tampa VA first patient enrollment in outpatient study – Delayed by COVID-19
  - Clinical publications for use in CV Surgery, HF and advanced Liver disease in Q3/Q4 2020
  - Therapy initiation in several hospital systems for Pediatrics, CV Surgery, and advanced Liver disease
  - Expected CPT Code reimbursement early 2022

- **No Debt**